Exhibit 5.1

October 28, 2005

Bronco Drilling Company, Inc.

14313 N. May Avenue

Suite 100

Oklahoma City, OK 73134

Re:	Bronco Drilling Company, Inc.; Registration Statement on Form S-1 Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel to Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1 (the “462(b) Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 500,000 additional shares (the “Additional Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and up to 75,000 additional shares (the “Additional Optional Shares” and together with the Additional Firm Shares, the “Additional Company Shares”) of Common Stock pursuant to an over-allotment option to be sold pursuant to the terms of an underwriting agreement entered into by and between the Company and Johnson Rice & Company L.L.C., on behalf of the several underwriters. The 462(b) Registration Statement to be used for the offer and sale of the Additional Company Shares is filed with the Commission in connection with the offering described in the Registration Statement on Form S-1 (File No. 333-128861), as amended, which was initially filed with the Commission on October 6, 2005 and declared effective by the Commission on October 27, 2005.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Bronco Drilling Company, Inc.

October 28, 2005

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when the 462(b) Registration Statement relating to the Additional Company Shares has become effective under the Act and the Additional Company Shares have been issued, sold and delivered as described in the 462(b) Registration Statement, the Additional Company Shares will be duly authorized, validly issued and fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This letter is limited to the matters stated herein, and no opinions are implied or may be inferred beyond the opinions expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the 462(b) Registration Statement and to the use of our name in the prospectus forming a part of the 462(b) Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP